                                                                    EXHIBIT 4.8
                         WARRANT SUBSCRIPTION AGREEMENT

        THIS WARRANT SUBSCRIPTION AGREEMENT (the "AGREEMENT") is entered into as of November 3, 1998, by and between INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., a California corporation (the "COMPANY"), and SILICON VALLEY BANK (the "PURCHASER").

                                    RECITALS

        A. Pursuant to that certain Loan and Security Agreement dated as of the date hereof (as the same may from time to time be amended, modified, supplemented or restated, the "LOAN AGREEMENT"), by and between the Company, as borrower, and Silicon Valley Bank, as lender, has agreed to extend credit to the Company (the "CREDIT").

        B. Silicon Valley Bank, as lender, was induced by the Company to make the Credit available to the Company by the Company's agreement to sell Silicon Valley Bank the Warrant (as defined below) pursuant to the terms of this Agreement.

        C. In connection with the foregoing, and as a condition precedent to the Closing under the Loan Agreement, the Company is selling to the Purchaser a Common Stock Warrant, substantially in the form of EXHIBIT A attached hereto (the "WARRANT"), to purchase shares of the Company's common stock (the "COMMON STOCK") for the applicable prices set forth therein. The shares of Common Stock purchasable upon exercise of the Warrant are referred to herein collectively as the "WARRANT SHARES."

        D. The Purchaser desires to subscribe for and purchase from the Company, and the Company desires to sell to the Purchaser, the Warrant.

                                    AGREEMENT

        In order to implement the foregoing and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

        1.     DEFINITIONS.

        The following terms shall have the meanings ascribed to such terms in the Sections set forth below:

                   TERM                                 SECTION
                   Act                                  3.1
                   Agreement                            Recitals
                   Closing                              2.2
                   Common Stock                         Recitals
                   Company                              Preamble
                   Credit                               Recitals
                   Loan Agreement                       Recitals
                   Exchange Act                         4.2
                   Options                              4.1 (e)
                   Piggyback Rights                     5
                   Purchaser                            Preamble

                   TERM                                 SECTION
                   Registration Rights Agreement        2.4 (b)
                   Regulated Purchaser                  3.6
                   Rule 144                             3.3 (d)
                   SEC                                  4.2
                   Transfer                             3.1
                   Warrant                              Recitals
                   Warrant Shares                       Recitals


        2. SUBSCRIPTION FOR, PURCHASE AND EXERCISE OF WARRANT; ORIGINAL ISSUE DISCOUNT.

                2.1 PURCHASE OF WARRANT. Subject to the terms and conditions hereinafter set forth, the Purchaser hereby subscribes for and purchases, and the Company hereby sells to the Purchaser, for good and valuable consideration, the receipt of which is hereby acknowledged, the Warrant.

                2.2 THE TIME AND PLACE OF THE CLOSING. The Closing of the transactions provided for in this Agreement (the "CLOSING") shall be held at 10:00 a.m., local time, on November 3, 1998 at the offices of Cooley Godward LLP, Five Palo Alto Square, Palo Alto, California 94306, or at such other time and place as the Purchaser and the Company shall agree.

                2.3 CLOSING OF THE PURCHASE OF THE WARRANT. At the Closing, the Company will execute and deliver to the Purchaser the Warrant which shall be issued in the Purchaser's name.

                2.4 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE COMPANY. The obligations of the Purchaser and the Company hereunder shall be subject to the following conditions:

                        (a) The representations and warranties made herein to the Purchaser or the Company by the other party shall be true and correct in all material respects at and as of the date of the Closing.

                        (b) The Purchaser and the Company shall have entered into the Registration Rights Agreement in the form attached hereto as EXHIBIT B (the "REGISTRATION RIGHTS AGREEMENT").

                2.5 ORIGINAL ISSUE DISCOUNT. The Company and the Purchaser hereby acknowledge and agree that the Warrant is part of an investment unit within the meaning of Section 1273 (c) (2) of the Internal Revenue Code of 1986, as amended, which investment unit includes all Credit Extensions (as defined in the Loan Agreement) made pursuant to the Loan Agreement up to the maximum amount of the Term Loan (as defined in the Loan Agreement). The Company and the Purchaser agree that the fair market value of the Warrant is less than the DE MINIMIS threshold for reporting income and expense relating thereto on a current basis. Therefore, the Company and the Purchaser shall prepare their respective federal income tax returns in a manner consistent with the foregoing agreement and, pursuant to Treas. Reg. Section 1.1273, the original issue discount on the Credit Extensions shall be considered to be zero.

        3. PURCHASER'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The Purchaser hereby represents, warrants and covenants to the Company as follows:

                3.1 NO RESALES. The Purchaser will acquire the Warrant for investment solely for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except in compliance with the provisions of Rule 144A under the Securities Act of 1933, as amended (the "ACT"). The Purchaser agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (referred to hereinafter as a "TRANSFER") its Warrant

Shares unless (i) such Transfer is pursuant to an effective registration statement under the Act and complies with all applicable state securities laws, or (ii) counsel for the Purchaser (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Act and that the Transfer is exempt from all applicable state securities laws, except that no such opinion shall be required (y) in connection with a Transfer by the Purchaser to any affiliate of the Purchaser or
(z) in connection with a Transfer where the transferee simultaneously becomes a lender under the Loan Agreement and makes the representations and warranties contained in this Section 3. No Transfer of the Warrant or the Warrant Shares in violation of this Agreement shall be made or recorded on the books of the Company, and any such Transfer shall be void and of no effect

                3.2 LEGENDS. The Warrant shall bear legends in substantially the following form:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE: TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (A) SUCH TRANSFER IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (B) THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE PURCHASER THAT SUCH TRANSFER IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT, THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS."

The Warrant, and the Warrant Shares issuable in respect thereof, shall bear legends in substantially the following form:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN WARRANT SUBSCRIPTION AGREEMENT (THE "WARRANT SUBSCRIPTION AGREEMENT") AND REGISTRATION RIGHTS AGREEMENT (THE "REGISTRATION RIGHTS AGREEMENT"), EACH DATED AS OF OCTOBER [___], 1998, BY AND BETWEEN THE WARRANT PURCHASER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

                3.3 WARRANT AND WARRANT SHARES UNREGISTERED. The Purchaser acknowledges with respect to the Purchaser's Warrant and Warrant Shares that the Purchaser has been advised that:

                        (a) the Warrant has not been registered under the Act or qualified under the applicable securities laws of any state;

                        (b) except as otherwise provided herein, the Warrant must be held indefinitely and the Purchaser must continue to bear the economic risk of the investment in the Warrant and the Warrant Shares unless the sale thereof is subsequently registered under the Act and qualified under applicable state securities laws or an exemption from such registration or qualification is available;

                        (c) it is not anticipated that there will be any public market for the Warrant;

                        (d) Rule 144 promulgated under the Act ("RULE 144") is not presently available with respect to the sale of the Warrant, and the Company has made no covenant to make Rule 144 available (except as provided in SECTION
4.2 hereof);

                        (e) when and if the Warrant or the Warrant Shares may be disposed of without registration in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of Rule 144;

                        (f) if the Rule 144 exemption is not available, public sale of the Warrant or the Warrant Shares without registration will require compliance with Regulation A promulgated under the Act or some other exemption under the Act and compliance with applicable state securities laws;

                        (g) appropriate restrictive legends in the form heretofore set forth shall be placed on each of the Warrant and the Warrant Shares; and

                        (h) a notation shall be made in the appropriate records of the Company indicating that the Warrant is subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a transfer agent, appropriate transfer restrictions will be issued to such transfer agent with respect to the Warrant.

                3.4 COMPLIANCE WITH RULE 144. If the Warrant or any Warrant Shares are disposed of in accordance with Rule 144 under the Act, the Purchaser shall deliver to the Company at or prior to the time of such disposition an executed copy of Form 144 (if required by Rule 144) and such other documentation as the Company may reasonably require in connection with such sale.

                3.5 ADDITIONAL REPRESENTATIONS. The Purchaser further represents and warrants to the Company that:

                        (a) it has been given the opportunity to obtain any information or documents and to ask questions and receive answers about such documents, the Company and the business and prospects of the Company which it deems necessary to evaluate the merits and risks related to its investment in the Warrant and the Warrant Shares;

                        (b) its financial condition is such that it can afford to bear the economic rise of holding its unregistered Warrant and Warrant Shares for an indefinite period of time and has adequate means of providing for its current needs and contingencies;

                        (c) it can afford to suffer a complete loss of its investment in the Warrant and Warrant Shares;

                        (d) all information which it has provided to the Company concerning itself and its financial position is correct and complete as of the date of this Agreement and, if there should be any material change in such information prior to the Closing, the Purchaser will immediately furnish such revised or corrected information to the Company;

                        (e) it understands and is cognizant of all risk factors related to the purchase of the Warrant and Warrant Shares;

                        (f) it is an "ACCREDITED INVESTOR" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act;

                        (g) its knowledge and experience in financial and business matters are sue that it is capable of evaluating the merits and risks of its purchase of the Warrant and Warrant Shares as contemplated by this Agreement;

                        (h) either (i) it has a pre-existing personal or business relationship with the Company or any of its officers, directors or controlling persons, or (ii) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with, and who are not compensated by, the Company or any affiliate of the Company, it has the capacity to protect its own interests in connection with the investment in the Warrant and the Warrant Shares;

                        (i) it is an "excluded purchaser," as defined in Section
260.102.13 of the Corporate Securities Rules of the California Corporation Commissioner, for purposes of Section 251 02(f) of the California Corporate Securities Law of 1968, as amended; and

                        (j) this Agreement has been executed and delivered by the Purchaser and is its valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except for (i) the effect of bankruptcy, insolvency, fraudulent conveyance; reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally, and (ii) limitations imposed by federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement and upon the availability of injunctive relief or other equitable remedies.

                3.6 NO CONTROLLING INFLUENCE. In the event and so long as the Warrant or the related Warrant Shares are held by the Purchaser or any of its affiliates or any person or entity to which the Purchaser or any of its affiliates shall have transferred the Warrant or the related Warrant Shares (any such person or entity, a "REGULATED PURCHASER"), such Regulated Purchaser will neither:

                        (a) Exercise or attempt to exercise, directly or indirectly, a controlling influence over the management or policies of the Company; nor

                        (b) Notwithstanding any other provision of this Agreement, exercise either of the Warrant to the extent such exercise would result in such Regulated Purchaser and its affiliates holding, directly or indirectly, in excess of 4.99% of any class of the outstanding voting stock of the Company, except in connection with (i) a widely dispersed public offering of the Warrant Shares, (ii) a sale of the related Warrant Shares into the secondary market pursuant to the transaction and volume limitations of Rule 144 (irrespective of holding periods), or (iii) a private placement or sale, including pursuant to Rule 144A under the Act, so long as the transferee and its affiliates do not collectively acquire from the Purchaser more than 2% of the voting stock of the Company pursuant to such transfer.

        4. THE COMPANY'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                4.1 THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The Company represents and warrants that:

                        (a) ORGANIZATION, STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California; has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted after the funds are advanced under the Loan Agreement; and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except for such jurisdictions where the failure to so qualify or be licensed would not have a material adverse effect on the business or financial condition of the Company.

                        (b) AUTHORITY. The Company has all requisite power and authority to enter into and perform all of its obligations under this Agreement, to issue the Warrant and the Warrant Shares and to carry out the transactions contemplated hereby.

                        (c) DUE AUTHORIZATION. The Company has taken all corporate actions necessary to authorize it to enter into and perform its obligations under this Agreement, to issue the Warrant and the Warrant Shares and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except for (i) the effect upon this Agreement of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by equitable principles or principles of public policy upon the specific enforceability of any of the remedies, covenants or other provisions of this Agreement and upon the availability of injunctive relief or other equitable remedies.

                        (d) CAPITALIZATION OF COMPANY. The Company's capital stock is divided into Common Stock and preferred stock ("PREFERRED STOCK"). The authorized capital stock of the Company consists of 20,000,000 shares of Series A Preferred Stock, of which, immediately after the date of the Closing, no shares are issued or outstanding, and 300,000,000 shares of Common Stock, of which, immediately after the date of the Closing, 6,278,881 shares will be outstanding on a fully diluted basis, taking into account all outstanding warrants, options and other rights to purchase the Common Stock). When the Warrant to be purchased by the Purchaser hereunder at the Closing has been delivered as provided herein, the Warrant Shares (i) together with all outstanding shares of Common Stock, Preferred Stock and shares of Common Stock issuable upon exercise of all outstanding Options (as defined below) of the Company will not exceed the number of shares that have been authorized by the Company's Articles of Incorporation, (ii) will have been duly authorized to be issued by the Company's board of directors, (iii) will, upon payment therefor in accordance with the terms of the Warrant, be duly and validly issued, fully paid and nonassessable and (iv) will have been reserved for issuance pursuant to the terms of the Warrant.

                        (e) NO ADJUSTMENT OF OTHER SHARES ON ISSUANCE. Neither the issuance nor the exercise of the Warrant will cause the rate at which any of the Company's outstanding securities are ultimately convertible into Common Stock to change, nor will such issuance or exercise invoke any "antidilution" feature of any of the Company's outstanding securities or rights to purchase securities.

                4.2 RULE 144. The Company agrees that it will perform each of it obligations under the Registration Rights Agreement as set forth therein and will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and, upon the request of the Purchaser, will furnish the Purchaser with such reports so that the Purchaser may effect routine sales pursuant to Rule 144 and Rule 144A (if applicable) under the Act or any similar rule or regulations hereafter adopted by the Securities and Exchange Commission (the "SEC").

                4.3 PURCHASER'S PERCENTAGE OWNERSHIP. The Company hereby represents and warrants that the initial 30,000 Warrant Shares in respect of the Warrant currently represent that number of shares representing approximately a 0.5% interest in the Company's equity capital on a fully diluted basis (after giving effect to the exercise of all options, warrants, and convertible securities assuming all antidilution adjustments have been made and all options authorized for grant, whether or not granted, have been granted).

        5. REGISTRATION RIGHTS. The Purchaser shall have registration rights relating to the Warrant and the applicable Warrant Shares as set forth in the Registration Rights Agreement.

        6. MISCELLANEOUS.

                6.1 NO CHANGE OF FISCAL YEAR. Until the Warrant has been fully exercised or has expired in accordance with their terms, the Company shall not change its fiscal year end without the Purchaser's prior written consent, which consent shall not unreasonably be withheld.

                6.2 FINANCIAL INFORMATION. Until the Warrant has been fully exercised or has expired in accordance with its terms, the Company shall use all reasonable efforts to file its annual and quarterly reports as required by the Exchange Act for publicly reporting companies, within the times specified in the Exchange Act and the rules and regulations promulgated thereunder and to provide copies of such reports to Purchaser promptly following such filing and within 30 days prior to the end of each of its fiscal years, shall provide financial projections covering the period through at least the end of the next fiscal year; PROVIDED, HOWEVER, that the Company shall not be required to supply any information to the Purchaser which duplicates information already supplied to the Purchaser under the Loan Agreement. In addition, the Company shall provide the Purchaser with all of the information which the Company provides generally to the holders of Common Stock. The Purchaser shall have standard inspection rights until the Warrant has been fully exercised or has expired in accordance with its terms.

                6.3 STATE SECURITIES LAWS. The Company hereby agrees to comply with all state securities or "blue sky" laws which might be applicable to the sale of the Warrant.

                6.4 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the Purchaser and the Company and their respective heirs, legal representatives, successors and assigns and, without limiting the generality of the foregoing, the Company may assign this Agreement without the consent of Purchaser to the Company's successor in a merger of the Company or a sale of all or substantially all of the assets of the Company.

                6.5 AMENDMENT. This Agreement may be amended only by a written instrument, signed by the Purchaser and the Company, which specifically states that it is amending this Agreement.

                6.6 APPLICABLE LAW. The laws of the State of California shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be implied under principles of conflicts of law.

                6.7 NOTICES. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed:

                               If to the Company:

75 Rowland Way
Novato, California 94945
Attn: Legal Department
Fax: (415) 893-9860

with a copy to:

Fenwick & West LLP
Two Palo Alto Square
Palo Alto, CA 94306
Attn: Kevin Kelso, Esq.
Fax: 650/494-1417

If to the Purchaser:

Silicon Valley Bank
3003 Tasman Drive
Santa Clara, California 95054
Attn: Mezzanine Finance, NC475
Fax: 408/969-6501

with a copy to:

Silicon Valley Bank
3003 Tasman Drive
Santa Clara, California 95054
Attn: Treasury Department,
Fax: 408/496-2407

with a copy to:

Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, California 94111 Attn: Joseph A. Scherer, Esq.

                6.8 EXPIRATION OF AGREEMENT. Except as otherwise set forth herein, this Agreement (but not the Warrant) shall terminate and be of no further force or effect with respect to any Warrant Shares which are sold by the Purchaser pursuant to an effective registration statement filed by the Company pursuant to the Registration Rights Agreement or in compliance with Rule 144. Except as otherwise expressly provided herein and unless extended prior to such date, this Agreement shall terminate on the earlier of the date the Warrant shall have been fully exercised and the fifth anniversary of this Agreement.

                6.9 RECAPITALIZATIONS, ETC. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Warrant, to any and all shares of capital stock of the Company or any capital stock, limited liability company membership interests, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of any of the Warrant Shares by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise and to any Warrant Shares.

                6.10 ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties' respective successors, assigns and legal representatives. Notwithstanding anything herein or in the Warrant to the contrary and without regard to any limitations set forth herein or therein, the parties acknowledge that the Purchaser may transfer all or any of its rights hereunder and under the Warrant to any affiliate of the Purchaser (including, without limitation, the officers, and employees of the Purchaser, or any partnership comprised thereof or any corporation owned by any of them, the ancestors, descendants or spouse, or to trusts for the benefit of such persons) and that for the purpose of interpreting and enforcing this Agreement, all such assigns shall be considered as one and the same person.

                6.11 INTEGRATION. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement, the Warrant and the Registration Rights Agreement.

                6.12 PERSONAL JURISDICTION. The Company and the Purchaser hereby agree that any legal action or proceeding with respect to this Agreement or any of the agreements, documents or instruments delivered in connection herewith may be brought in the courts of the State of California or of the United States of America for the Northern District of California as the Purchaser may elect, and, by execution and delivery hereof, each of the Company and the Purchaser accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Purchaser in writing, with respect to any action or proceeding brought by the Company against the Purchaser. Nothing herein shall limit the right of the Purchaser to bring proceedings against the Company in the courts of any other jurisdiction. The Company waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of FORUM NON conveniens.

                6.13 JURY WAIVER. Each of the Company and the Purchaser waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between the Company and the Purchaser arising out of, connected with, related to or incidental to the relationship established between them in connection with this agreement or any other instrument, document or agreement executed or delivered in connection herewith or therewith or the transactions related hereto or thereto.

                6.14 CONFIDENTIALITY. In handling any confidential information of the Company, the Purchaser shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement EXCEPT that disclosure of such information may be made (i) to the subsidiaries or affiliates of the Purchaser in connection with their present or prospective business relations with the Company, (ii) to prospective transferees or purchasers of any interest in the loans, PROVIDED that they have entered into a comparable confidentiality agreement in favor of the Company and have delivered a copy to the Company, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of the Purchaser, and (v) as the Purchaser may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information hereunder shall not include information that either (a) is in the public domain or in the knowledge or possession of the Purchaser when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to the Purchaser by a third party, PROVIDED the Purchaser does not have actual knowledge that such third party is prohibited from disclosing such information.

        IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the date first above written.

THE COMPANY:                                INTERNATIONAL MICROCOMPUTER
                                            SOFTWARE, INC.

                                            By: (SGD.)
                                            Printed Name: Ken Fineman
                                            Title: Chief Financial Officer


THE PURCHASER:                              SILICON VALLEY BANK
                                            By: (SGD.)
                                            Printed Name: Laurita J. Hernandez
                                            Title: Vice President



                        [WARRANT SUBSCRIPTION AGREEMENT]